EXHIBIT 10.1

                                        Versatech Capital for Mining, LLC
                                        796 Antiquity Dr.
                                        Fairfield, CA 94534
                                        Phone: (775) 685-6651
                                        Mobile: (415) 845-7845
                                        Fax: (707) 759-5325
                                        Cherise@versatechcapitalforminig.com
                                        www.versatechcapitalformining.com




June 10th, 2011

Agreement for Bridge Loan to American Mining Corp from Juniper Resources LLC for a hard asset bridge finance loan with assigned collateral described below (see plasma furnace pictorial catalog exhibit A).

Versatech Capital For Mining LLC (VCM) representing Amerian Mining Corp (AMC) for the use of its unencumbered large format Plasma furnace (Pilar), specialty MCC and ancillary cooler, scrubber, dore buttons, etc., with a book value of $600,000.

The terms of the agreement are: $400,000 from Juniper Resources LLC (JR) to AMC, to be paid out from the current public offering and be negotiated by AMC and estimated to be closed out by October 15th, 2011. JR would have a full UCC filing in Nevada covering its interest and principal at 1.65% per month for the duration, not to exceed a payout by December 15th, 2011, unless mutually agreed upon to be extended. An initial loan disbursement (aka deposit) due upon signing of this document via wire transfer of $100,000 followed by the remaining Joan balance of $300,000. When confirmation of all funds have been received then a UCC filing will be registered in Elko county NV where the equipment (see exhibit
A) currently resides. In addition once the equipment has been moved to Denio, NV (aka Ashdown), a new UCC will be filed in Humboldt county NV and a release will be issued by JR to de-register filing in Elko cty.

AMC will issue to JR a one time bonus loan origination fee of 75,000 shares at $.25 and is issuable at the successful closing of this financing. In addition to the interest described in paragraph two, AMC will provide to JR, interest only option (monthly), stock conversion privilege (in lieu of cash payment) at $.35, such must be exercised prior to October 15th, 2011 or prior to the closing of the public offering.

The Bridge Loan Use of funds of:                                 $400,000.00 USD

Move and refurbish refractory in furnace & install at mine site  $125,000.00

Electrical restart and material trials                            $65,000.00

Special thermal permit, consumables,
outside consulting and engineering                                $90,000.00

Working Capital and G&A                                           $70,000.00

Contingencies (14.28%)                                            $50,000.00

Total:                                                           $400,000.00 USD

Special Terms:

1. AMC, when it completes its public offering it will off the JR bridge estimated to be completed prior to December 15th, 2011.

2. AMC will provide to JR (or its nominee) a preferencial rate for processing concentrate materials during the term of the loan and in addition to it will enter into a long term take off agreement following pay off of the bridge loan under mutually agreed upon terms.

3. Based on paragraph two, JR has full UCC filing, along with improvements, as noted above, becoming part of collateral asset should there be a default Such UCC filing will be released upon successful loan pay out completion (including interest and loan orig. fee stock issuance}

4. Should AMC default on its loan obligations to JR, Ashdown JV has the first right to pay off bridge financing and UCC filing by JR will be released to Ashdown JV.

5. Monthly interest is due 30 days following the full loan disbursement, e.g. Funding June 15,2011, first interest only payment at 1.65% of $400,000 by July 15, 2011.

6. All communications and notices are outlined and are to be filed according to exhibit B.

It is anticipated that a new public offering or shelf offering for AMC will have sufficient funds to execute a timely payoff, unless by mutual consent an extension is provided.

Versatech Capital For Mining LLC, is the advisor to both American Mining Corp, Win-Eldrich Gold Mines LTD and the Ashdown JV LLC and has the authority to present these terms and conditions in this agreement.

Dated: June 10th 2011


/s/ Gary MacDonald, CEO, American Mining Corp.
Gary MacDonald, CEO, American Mining Corp.

/s/ Christopher Guill, Manager, Juniper Resources LLC/s/ Christopher Guill, Manager, Juniper Resources LLC
Christopher Guill, Manager, Juniper Resources LLC/s/ Christopher Guill, Manager, Juniper Resources LLC

/s/ Cherise Petker, President, Versatech Capital for Mining LLC
Cherise Petker, President, Versatech Capital for Mining LLC